Exhibit 5.1

Pearl Cohen Zedek Latzer Baratz LLP	1500 Broadway New York, NY 10036 USA Tel: 646-878-0800 Fax: 646-878-0801

May 22, 2014

Ortal Zanzuri, Chief Financial Officer
2220 Nostrand Avenue
Brooklyn, New York 11210
Tel: 917-677-2084

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Infinity Augmented Reality, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 30,000,000 shares of the Common Stock of the Company, par value $0.00001 per share (the “Shares”), which is to be issued pursuant to the terms of the Company’s 2014 Equity Incentive Plan ( the “Plan”).

As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.  We have also assumed that in granting future awards under the Plan, the Board of Directors of the Company or the appropriate committee thereunder will exercise its discretion in establishing the terms of such awards in accordance with the terms of the Plan and within the permissible limits of the law of the State of Nevada and the articles of incorporation, as amended, and by-laws, as amended, of the Company.

Based upon and subject to the foregoing, it is our opinion that the shares of Common Stock to be issued by the Company under each Plan, when sold in accordance with the terms of the Plan and the individual instruments or agreements governing their issuance, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all references to it in the Registration Statement.

Very truly yours, /s/ Pearl Cohen Zedek Latzer Baratz LLP Pearl Cohen Zedek Latzer Baratz LLP